       THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFERING TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-34494
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 14, 2000)

                               35,000,000 SHARES

                                      LOGO
                                  COMMON STOCK
                             ----------------------

       All of the shares of common stock are being sold by Solectron Corporation. Our common stock trades on the New York Stock Exchange under the symbol "SLR." On November 1, 2000, the last sale price of the common stock as reported on the New York Stock Exchange was $43 7/16 per share.

       Concurrent with this offering, we are offering $1,800,000,000 aggregate principal amount at maturity of our Liquid Yield Option(TM) Notes due November
  , 2020. The LYONs will be offered pursuant to a separate prospectus. Completion of the LYONs offering is not a condition to the completion of this offering.

       INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT.
                             ----------------------

                                                                       PER SHARE             TOTAL
                                                                       ---------             -----
         Public offering price.......................................     $                    $
         Underwriting discount.......................................     $                    $
         Proceeds, before expenses, to Solectron.....................     $                    $

       The underwriters may also purchase up to an additional 5,250,000 shares of common stock from Solectron Corporation at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares of common stock will be ready for delivery in New York, New
York on or about November   , 2000.

(TM) TRADEMARK OF MERRILL LYNCH & CO., INC.
                             ----------------------
MERRILL LYNCH & CO.
        CHASE H&Q
                 CREDIT SUISSE FIRST BOSTON
                          BANC OF AMERICA SECURITIES LLC
                                  SALOMON SMITH BARNEY
                                         THOMAS WEISEL PARTNERS LLC
                             ----------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER   , 2000.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Special Note on Forward-Looking Statements..................   S-4
Summary.....................................................   S-5
Risk Factors................................................   S-9
Use of Proceeds.............................................  S-17
Price Range of Common Stock.................................  S-18
Dividend Policy.............................................  S-18
Concurrent LYONs Offering...................................  S-18
Capitalization..............................................  S-19
Selected Supplemental Consolidated Financial Data...........  S-20
Business....................................................  S-21
Underwriting................................................  S-29
Legal Matters...............................................  S-31

                                   PROSPECTUS

Summary.....................................................     1
Where You Can Find More Information.........................     4
Risk Factors................................................     5
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of the Debt Securities..........................     5
Description of Capital Stock................................    16
Plan of Distribution........................................    18
Legal Matters...............................................    19
Experts.....................................................    19

                             ----------------------

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Solectron has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Solectron is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and that the information in the accompanying prospectus is accurate only as of the date on the first page of the accompanying prospectus. The business, financial condition, results of operations and prospects of Solectron may have changed since that date.

       On April 11, 2000 we filed an 8-K to restate our financial statements to reflect the acquisition of Smart Modular Technologies, Inc. (SMART) which was accounted for as a pooling of interests. On September 6, 2000 we filed an 8-K to restate our financial statements to reflect the acquisitions of Americom Wireless Services, Inc. (AMERICOM) and Bluegum Group (Bluegum) which were each accounted for as a pooling of interests. You should note that the financial information contained in our Quarterly Reports for the fiscal quarters ended February 29, 2000 and May 31, 2000 has not been restated to reflect the acquisitions of AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future. Also note that the financial information contained in our Quarterly Report for the fiscal quarter ended November 30, 1999 has not been restated to reflect the acquisitions of SMART, AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

       This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect" or similar statements. Our actual results may differ materially from these statements. These risks and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry and an increase in the cost of our raw materials. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, including, but not limited to, statements as to our future operating results and business plans as well as the acquisition of NatSteel Electronics Ltd. (NEL). Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company, the underwriters or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

                                    SUMMARY

       Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus before making an investment decision. When used in this prospectus supplement, the terms "we," "our" and "us" refer to Solectron Corporation and its subsidiaries. Unless otherwise indicated, the information in the prospectus reflects each of the stock splits effected by us, including the two-for-one stock split effected in the form of a 100% stock dividend paid by us on March 8, 2000.

                             SOLECTRON CORPORATION

       Solectron provides electronics manufacturing services to original equipment manufacturers who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals, telecommunications equipment or other electronic equipment, including Cisco Systems, Inc., Compaq Computer Corporation, Ericsson Telecom AB, Hewlett-Packard Company, International Business Machines Corporation and Nortel Networks Limited. These companies contract with us to build their products for them or to obtain other related services from us.

       We furnish integrated supply chain solutions that span the entire product life-cycle from technology solutions to manufacturing and operations, to global services. Our range of services includes:

       - Advanced building block design solutions;

       - Product design and manufacturing;

       - New product introduction management;

       - Materials purchasing and management;

       - Prototyping;

       - Printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment);

       - Systems assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality);

       - Distribution;

       - Product repair; and

       - Warranty services.

       Providing these services to our customers allows them to remain competitive by focusing on their core competencies of sales, marketing, and research and development. We have manufacturing facilities in the Americas, Europe and Asia/Pacific. This geographic presence gives our customers access to manufacturing services in the locations close to their expanding markets for faster product delivery.

       Our telephone number is (408)957-8500 and our Internet address is www.solectron.com. Information on our website is not a part of this prospectus.

                              RECENT DEVELOPMENTS

FISCAL FOURTH QUARTER RESULTS AND FISCAL 2001 OUTLOOK

       On September 11, 2000, we reported fiscal fourth-quarter net income of $171.0 million, or 27 cents per diluted share, compared with year-earlier results of $103.5 million, or 17 cents per diluted share. Sales for the quarter ended August 31, 2000 were $4.7 billion, a 75 percent increase from $2.7 billion in the year-earlier period.

NATSTEEL ELECTRONICS LTD. ACQUISITION

       On October 31, 2000, we signed a definitive agreement to commence an offer to purchase all outstanding shares of NatSteel Electronics Ltd. (NEL) for $4.53 per share in cash, representing a total transaction value, including debt of NEL, of approximately $2.4 billion. NEL provides global contract manufacturing services for original equipment manufacturers (OEMs) in the electronics industry. NEL manufactures printed circuit board (PCB) assemblies, and provides box-building capabilities and pre- and post-manufacturing services such as design, prototyping, testing and logistics. NEL has about 12,000 employees and more than 2.3 million square feet of manufacturing capacity in 11 sites worldwide.

       We have received irrevocable undertakings, representing approximately 43 percent of NEL's outstanding common shares, from major shareholders to tender their shares under the offer. Those shares are held by the largest shareholder of NEL, separately traded NatSteel Ltd. (NSL); key members of NEL's management team; and Temasek Capital. Temasek Holdings and other key shareholders of NSL, who collectively hold approximately 23 percent of NSL's outstanding shares, have irrevocably undertaken to vote their shares in favor of NSL tendering its NEL shares in the offer. The offer is subject to several conditions, including: the tender of more than 50 percent of NEL's shares (on a fully diluted basis) to us pursuant to the offer; the approval of NSL shareholders to sell its shares in NEL to us pursuant to the offer and the satisfactory completion of all relevant regulatory reviews and approvals. Thus, there can be no assurance that the acquisition will close as contemplated, if at all. We expect to complete the offer by the end of December.

       We currently estimate that the acquisition of NEL will reduce our diluted earnings per share for fiscal 2001 but will increase our diluted earnings per share on a cash basis for fiscal 2001. The actual impact of the acquisition on our earnings will depend on a number of factors, including the terms of the financing of the acquisition, the timing of the acquisition and our actual results and the actual results of the NEL operations during the period following the acquisition. These forward-looking statements involve risk and uncertainties and our actual results may differ materially from these statements.

ACQUISITION OF SONY ASSETS

       On October 18, 2000 we signed a definitive agreement to acquire certain assets associated with two Sony Corporation (Sony) manufacturing facilities, Sony Nakaniida Corporation in Miyagi, Japan and Sony Industries Taiwan, in Kaohsiung, Taiwan. These facilities currently produce high-end consumer products such as automobile satellite navigation systems, car audio systems, and lithium-ion battery packs. Combined the facilities have about 2,050 employees and 490,000 square feet of manufacturing space. We will provide electronics manufacturing services to Sony and other customers at these sites. While Solectron and Sony have signed definitive agreements, the closing is subject to several conditions including obtaining necessary government approvals and other customary conditions. Thus, there can be no assurance that the acquisition will close as contemplated, if at all.

                                  THE OFFERING

Common stock offered by
Solectron........................    35,000,000 shares

Common stock to be outstanding
after this offering..............    635,980,987 shares

Use of proceeds..................    The net proceeds of this offering and the
                                     concurrent Liquid Yield Option Notes due
                                     2020 offering described below will be used to fund the further expansion of our business and for strategic acquisitions, including up to approximately $2.4 billion to fund the pending acquisition of NatSteel
                                     Electronics Ltd., additional working
                                     capital, capital expenditures and general corporate purposes. See "Use of Proceeds."

Risk Factors.....................    See "Risk Factors" for a discussion of the
                                     factors you should carefully consider
                                     before deciding to invest in our common
                                     stock.

New York Stock Exchange symbol...    SLR

       The number of shares of our common stock to be outstanding after this offering excludes, as of May 31, 2000, 59,763,200 shares of common stock available for issuance pursuant to Solectron's employee stock plans, 24,747,946 shares of common stock reserved for issuance upon conversion of the Zero-Coupon Liquid Yield Option Notes due 2019, 49,631,873 shares of common stock reserved for issuance upon conversion of the Zero-Coupon Liquid Yield Option Notes due
May 8, 2020 and        shares of common stock reserved for issuance upon
conversion of the Zero-Coupon Liquid Yield Option Notes offered in the concurrent offering. The number of shares shown as outstanding after the offering also assumes that the over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 5,250,000 shares.

                         THE CONCURRENT LYONS OFFERING

       Concurrent with this offering, we are offering $1,800,000,000 aggregate
principal amount at maturity of our LYONs due November   , 2020. The LYONs will
be offered by us pursuant to a separate prospectus. Completion of the LYONs offering is not a condition to the completion of this offering.

                SUMMARY SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

       The following selected unaudited supplemental consolidated financial information of Solectron, combined with SMART, AMERICOM and Bluegum on a pooling of interests basis, should be read in conjunction with the supplemental consolidated financial statements and the related notes included in our 8-K filed on September 6, 2000 and incorporated by reference herein.

                                                                                                                 NINE MONTHS
                                                                     FISCAL YEARS ENDED AUGUST 31,                  ENDED
                                                          ----------------------------------------------------     MAY 31,
                                                            1995       1996       1997       1998       1999        2000
                                                          --------   --------   --------   --------   --------   -----------
                                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Net Sales...............................................  $2,347.2   $3,231.8   $4,408.5   $6,102.2   $9,669.2    $9,401.3
Operating income........................................     144.0      213.6      303.2      368.6      516.1       461.2
Income before income taxes..............................     140.6      213.2      307.5      375.5      514.5       488.0
Net income..............................................      92.2      139.6      203.7      251.3      350.3       326.2
  Basic net income per share(1).........................  $   0.25   $   0.31   $   0.42   $   0.49   $   0.65    $   0.54
  Diluted net income per share(1).......................  $   0.22   $   0.30   $   0.40   $   0.47   $   0.61    $   0.52

                                                                  AS OF
                                                                 MAY 31,
                                                                   2000
                                                              --------------
                                                              (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Net working capital.........................................     $5,738.2
Total assets................................................      9,221.4
Long-term debt..............................................      3,295.8
Total stockholders' equity..................................      3,584.6

------------
(1) All net income per share amounts have been adjusted to reflect the two-for-one stock split through March 8, 2000.

       On April 11, 2000 we filed an 8-K to restate our financial statements to reflect the acquisition of Smart Modular Technologies, Inc. (SMART) which was accounted for as a pooling of interests. On September 6, 2000 we filed an 8-K to restate our financial statements to reflect the acquisitions of AMERICOM and Bluegum which were each accounted for as a pooling of interests. You should note that the financial information contained in our Quarterly Reports for the fiscal quarters ended February 29, 2000 and May 31, 2000 has not been restated to reflect the acquisitions of AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future. Also note that the financial information contained in our Quarterly Report for the fiscal quarter ended November 30, 1999 has not been restated to reflect the acquisitions of SMART, AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future.

                                  RISK FACTORS

       Our actual results could differ materially from those discussed herein for the reasons discussed in the risk factors below. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in any documents incorporated herein and therein by reference, before making an investment decision.

A MAJORITY OF OUR NET SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR NET SALES COULD DECLINE SIGNIFICANTLY.

       A majority of our annual net sales comes from a small number of our customers. Our ten largest customers accounted for approximately 71% of net sales in the first three quarters of fiscal 2000 and approximately 74%, 68%, and 63% of net sales in fiscal 1999, 1998 and 1997, respectively. Assuming the NEL acquisition is completed, we expect that the percentage of our net sales accounted for by our ten largest customers will increase. Since we are dependent upon continued net sales from our ten largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly. Some of these customers individually account for more than ten percent of our annual net sales. We cannot guarantee that we will be able to retain any of our ten largest customers or any other accounts. In addition, our customers may materially reduce the level of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time. Moreover, our business, financial condition and results of operations will continue to depend in significant part on our ability to obtain orders from new customers, as well as on the financial condition and success of our customers. Therefore, any adverse factors affecting any of our customers or their customers could have a material adverse effect on our business, financial condition and results of operations.

OUR LONG-TERM CONTRACTS DO NOT INCLUDE MINIMUM PURCHASE REQUIREMENTS.

       Although we have long-term contracts with a few of our top ten customers, including Ericsson IBM and Nortel, under which these customers are obligated to obtain services from us, they are not obligated to purchase any minimum amount of services. As a result, we cannot guarantee that we will receive any net sales from these contracts. In addition, these customers with whom we have long-term contracts may materially reduce the level of services ordered at any time. This could cause a significant decline in our net sales and we may not be able to reduce our accompanying expenses at the same time.

POSSIBLE FLUCTUATION OF OPERATING RESULTS FROM QUARTER TO QUARTER COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

       Our quarterly earnings may fluctuate in the future due to a number of factors including the following:

       - Differences in the profitability of the types of manufacturing services we provide. For example, high velocity and low complexity PCB and systems assembly services have lower gross margins than low volume/complex PCB and systems assembly services;

       - Our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

       - The amount of automation that we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

       - Our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

       - Fluctuations in demand for our services or the products being manufactured;

       - Fluctuations in the availability and pricing of components;

       - Timing of expenditures in anticipation of increased sales;

       - Cyclicality in our target markets, and

       - Expenses associated with acquisitions.

       Therefore, our operating results in the future could be below the expectations of securities analysts and investors. If this occurs, the market price of our common stock could be harmed.

WE DEPEND UPON THE ELECTRONICS INDUSTRY, WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

       A majority of our net sales is to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our services could decline significantly. If we are unable to offer technologically advanced, cost effective, quick response manufacturing services to customers, demand for our services will also decline. In addition, a substantial portion of our net sales is derived from our ability to offer complete service solutions for our customers. For example, if we fail to maintain high-quality design and engineering services, our net sales would significantly decline.

       For our technology solutions business, we have experienced, and may in the future experience, delays from time to time in the development and introduction of new products. Moreover, we cannot assure that we will be successful in selecting, developing, manufacturing and marketing new products or enhancements. We cannot assure that defects or errors will not be found in our products after commencement of commercial shipments, which could result in the delay in market acceptance of such products. The inability to introduce new products or enhancements could harm our business, financial condition and results of operations.

WE DEPEND ON LIMITED OR SOLE SOURCE OF SUPPLIERS FOR CRITICAL COMPONENTS. THE INABILITY TO OBTAIN SUFFICIENT COMPONENTS AS REQUIRED WOULD CAUSE SALES REDUCTIONS.

       We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced and may continue to experience delays in component deliveries, which could cause delays in product shipments and require the redesign of certain products. Also for our technology solutions business, we are dependent upon certain limited or sole source suppliers for critical components used for our memory module, communications card and embedded computer products. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including DRAM, SRAM, Flash memory, tantalum capacitors and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. Except for certain commodity parts, we generally have no written agreements with our suppliers. We cannot assure that we will receive adequate component supplies on a timely basis in the future. The inability to continue to obtain sufficient components as required, or to develop alternative sources if required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers, thereby causing sales reduction.

WE POTENTIALLY BEAR THE RISK OF PRICE INCREASES ASSOCIATED WITH POTENTIAL SHORTAGES IN THE AVAILABILITY OF ELECTRONICS COMPONENTS.

       At various times, there have been shortages of components in the electronics industry. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers' products. As a result of this service, we potentially bear the risk of price increases for these components because we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreement with our customers.

OUR NET SALES COULD DECLINE IF OUR COMPETITORS PROVIDE COMPARABLE MANUFACTURING SERVICES AND IMPROVED PRODUCTS AT A LOWER COST.

       We compete with different contract manufacturers, depending on the type of service we provide or the geographic locale of our operations. The memory module, communications card and embedded computer subsystem industries are also intensely competitive. These competitors may have greater manufacturing, financial, R&D and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide. Our inability to provide comparable or better manufacturing services at a lower cost than our competitors could cause our net sales to decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current product or service sales prices and to introduce new products or services that may offer greater performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services, or profit margin compression.

WE DEPEND ON THE MEMORY MODULE PRODUCT MARKET.

       Most of our technology solutions net sales is derived from memory modular products. The market for these products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could reduce our net sales which may have a material adverse effect on our business, financial condition and results of operations. In addition, the market for semiconductor memory devices has been cyclical. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and excess production. In the past, there were significant declines in the prices for DRAM, SRAM and Flash. Such occurrences will reduce our profit.

WE DEPEND ON THE CONTINUING TREND OF OUTSOURCING BY OEMS.

       A substantial factor in our revenue growth is attributable to the transfer of manufacturing and supply base management activities from our OEM customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted. These outsourcing opportunities may include the transfer of assets such as facilities, equipment and inventory.

IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH AND ASSIMILATE NEW OPERATIONS IN A COST EFFECTIVE MANNER, OUR PROFITABILITY COULD DECLINE.

       We have experienced rapid growth over many years. Our historical growth may not continue. In recent years we have established operations in different locations throughout the world. For example, in fiscal 1998, we opened offices in Taipei, Taiwan; Tel Aviv, Israel; Norrkoping and Stockholm, Sweden; and commenced manufacturing operations in Guadalajara, Mexico; Suzhou, China; and Timisoara, Romania. Also in fiscal 1998, we acquired foreign facilities in Sao Paulo, Brazil and Dublin, Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we acquired facilities in Duluth, Georgia; Columbia, South Carolina; Memphis, Tennessee; and enhanced our capabilities in Charlotte, North Carolina; Austin, Texas; and Milpitas, California.

       In fiscal 2000, we completed acquisitions of AMERICOM, SMART, and Bluegum that were each accounted for as a pooling of interests. Through additional acquisitions, we also acquired foreign facilities in Aguadilla, Puerto Rico; Monterrey, Mexico; Calgary, Canada; Longuenesse, France; Ostersund, Sweden; Cwmcarn, Wales; Pont de Buis and Douarnenez, France; Monkstown, Northern Ireland; Liverpool, New South Wales; Wangaratta and Melbourne, Victoria; and Sydney and North Melbourne, Australia.

       On October 18, 2000 we signed a definitive agreement to acquire certain assets associated with two Sony Corporation manufacturing facilities, Sony Nakaniida Corporation in Miyagi, Japan and Sony Industries Taiwan in Kaohsiung, Taiwan. On October 31, 2000 we signed a definitive agreement to commence an offer to purchase all outstanding shares of NEL.

       Since we have been significantly expanding our operations, the growth has resulted in a significant increase in responsibility for existing management which has placed, and may continue to place, a heavy strain on our personnel and management, manufacturing and other resources. Our ability to manage the expansion to date, as well as any future expansion, will require progressive increases in manufacturing capacity, as well as enhancements or upgrades of accounting and other internal management systems and the implementation of a variety of procedures and controls. We cannot assure that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our financial condition and results of operations. Also, in order to achieve anticipated revenue and other financial performance targets, we will continue to be required to manage our assets and operations efficiently. In addition, should we continue to expand geographically, we may experience certain inefficiencies from the management of geographically dispersed facilities.

       As we manage and continue to expand new operations, we may incur substantial infrastructure and working capital costs. If we do not achieve sufficient growth to offset increased expenses associated with rapid expansion, our profitability will decline.

WE NEED TO SUCCESSFULLY INTEGRATE OUR ACQUISITIONS TO MAINTAIN PROFITABILITY.

       As we expand our operations through acquisitions and continue to evaluate acquisition opportunities we may pursue additional acquisitions over time. These acquisitions involve risks, including:

       - Integration and management of the operations;

       - Retention of key personnel;

       - Integration of purchasing operations and information systems;

       - Retention of the customer base of acquired businesses;

       - Management of an increasingly larger and more geographically disparate business; and

       - Diversion of management's attention from other ongoing business concerns.

       Our profitability will suffer if we are unable to successfully integrate and manage recent acquisitions and pending acquisitions including, in particular, the NEL transaction, as well as any future acquisitions that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with these acquisitions. In the event we are unable to acquire at least 90 percent of NEL in the tender offer, we may find it more difficult to integrate and operate the NEL business.

THE ACQUISITION OF NEL MAY NOT OCCUR AND WE MAY NOT BE ABLE TO PURCHASE AT LEAST 90 PERCENT OF THE SHARES OF NEL IN THE TENDER OFFER.

       On October 31, 2000, we signed a definitive agreement to commence an offer to purchase all outstanding shares of NEL. NEL provides global contract manufacturing services for original equipment manufacturers (OEMs) in the electronics industry. The company manufactures printed circuit board (PCB) assemblies, and provides box-building capabilities and pre- and post-manufacturing services such as design, prototyping, testing and logistics. Solectron has received irrevocable undertakings, representing approximately 43 percent of NEL's outstanding common shares, from major shareholders to tender their shares under the offer. Those shares are held by the largest shareholder of NEL, separately traded NSL; key members of NEL's management team; and Temasek Capital. Temasek Holdings and other key shareholders of NSL, who collectively hold approximately 23 percent of NSL's outstanding shares, have irrevocably undertaken to vote their shares in favor of NSL tendering its NEL shares in the offer. Notwithstanding the fact that we have signed a definitive agreement and have received undertakings from NEL's major shareholders, the offer is subject to several conditions, including: the tender of more than 50 percent of NEL's shares (on a fully diluted basis) to Solectron pursuant to the offer; the approval of NSL shareholders to sell its shares in NEL to Solectron pursuant to the offer as well as the satisfactory completion of all relevant regulatory reviews and approvals and all other customary conditions. Thus, there can be no assurance that the acquisition will close as contemplated, if at all. In addition, we may not receive the tender of at least 90 percent of the shares of NEL. If we are unable to purchase at least 90 percent of the shares of NEL in the tender offer, we may find it more difficult to fully integrate and operate the NEL business. In the event the acquisition of NEL is not consummated or to the extent we are unable to purchase at least 90 percent of the shares of NEL, the proceeds from this offering will be used, in whole or in part, as the case may be, for other strategic opportunities and other corporate purposes. There can be no assurance that such alternative uses of capital will result in returns to Solectron equal to those anticipated to result from the NEL transaction.

OUR NON-U.S. LOCATIONS ARE A SIGNIFICANT AND GROWING PORTION OF OUR NET SALES; WE ARE INCREASINGLY EXPOSED TO RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY.

       In the first nine months of fiscal 2000, approximately 43% of net sales came from sites outside the United States, while approximately 33% of net sales came from sites outside the United States in fiscal 1999. Assuming the NEL acquisition is completed, we expect that the percentage of our net sales originating outside the United States will increase. As a result of our foreign sales and facilities, our operations are subject to a variety of risks that are unique to international operations, including the following:

       - Adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

       - Import and export duties, and value added taxes;

       - Import and export regulation changes that could erode our profit margins or restrict exports;

       - Potential restrictions on the transfer of funds;

       - Inflexible employee contracts in the event of business downturns; and

       - The burden and cost of compliance with foreign laws.

       In addition, we have operations in several locations in emerging or developing economies that have a potential for higher risk. The risks associated with these economies include but are not limited to currency volatility, and other economic or political risks. In the future, these factors may harm our results of operations. Solectron locations in emerging or developing economies include Mexico, Brazil, China, Malaysia and Romania. If the NEL acquisition is completed, we will have locations in Indonesia, Hungary and Thailand and additional locations in Malaysia, Mexico and China. As of May 31, 2000, we recorded $120.5 million in cumulative foreign exchange translation losses on our balance sheet which was primarily due to the devaluation of the Brazilian real. While, to date, these factors have not had a significant adverse impact on our results of operations, we cannot assure that there will not be such an impact. Furthermore, while we may adopt measures to reduce the impact of losses resulting from volatile currencies and other risks of doing business abroad, we cannot assure that such measures will be adequate.

       The Malaysian government adopted currency exchange controls, including controls on its currency, the ringgit, held outside Malaysia, and established a fixed exchange rate for the ringgit against the U.S. dollar. The fixed exchange rate provides a stable rate environment when applied to local expenses denominated in ringgit. The long-term impact of such controls is not predictable due to dynamic economic conditions that also affect or are affected by other regional or global economies.

       NEL currently benefits from tax holidays in Singapore and Indonesia. In the event the acquisition of NEL is completed, it is possible that the tax holidays will be terminated or modified or that future tax holidays will not be granted, in each case as a result of the acquisition transaction or otherwise, and that the effective income tax rate for NEL's business would likely increase as a result thereof.

       We have been granted a tax holiday which is effective through January 31, 2002, subject to some conditions, for our Malaysian sites. We have also been granted various tax holidays in China. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that Solectron may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future, Solectron's effective income tax rate would likely increase.

WE ARE EXPOSED TO FLUCTUATIONS IN THE EXCHANGE RATES OF FOREIGN CURRENCY.

       We do not use derivative financial instruments for speculative purposes. Our policy is to hedge our foreign currency denominated transactions in a manner that substantially offsets the effects of changes in foreign currency exchange rates. Presently, we use foreign currency borrowings and foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities denominated in non-functional currencies. Corresponding gains and losses on the underlying transaction generally offset the gains and losses on these foreign currency hedges.

       As of May 31, 2000, all of the foreign currency hedging contracts were scheduled to mature in less than three months and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, including our current experience involving the devaluation of the Brazilian real, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar will result in lower sales when translated to U.S. dollars, operating expenses will also be lower in these circumstances. Also, since less than 12% of Solectron's net sales are denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant.

       We have currency exposures arising from both sales and purchases denominated in currencies other than the functional currency of Solectron sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of the Solectron site could seriously harm our business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in markets where business is transacted in the local currency.

WE ARE EXPOSED TO INTEREST RATE FLUCTUATIONS.

       The primary objective of our investment activities is to preserve principal, while at the same time, maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations, certificates of deposit and money market funds. As of May 31, 2000, approximately 85% of our total portfolio was scheduled to mature in less than six months. In addition, our investments are diversified and of relatively short maturity. A hypothetical 10% increase in interest rates would not have a material effect on our investment portfolios.

       We have entered into an interest rate swap transaction under which we pay a fixed rate of interest hedging against the variable interest rates charged by the lessor for the facility lease at Milpitas, California. The interest rate swap expires in the year 2002, which coincides with the maturity date of the lease term. As we intend to hold the interest rate swap until the maturity date, we are not subject to market risk. In fact, such interest rate swap has fixed the interest rate for the facility lease, thus reducing interest rate risk.

       Our long-term debt instruments are subject to fixed interest rates. In addition, the amount of principal to be repaid at maturity is also fixed. In the case of the convertible notes, such notes are based on fixed conversion ratios into common stock. Therefore, we are not exposed to variable interest rates related to our long-term debt instruments.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS; AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES.

       Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a number of patents and other license rights. These patent and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations. On June 23, 1999, we were served, along with 87 other companies including SMART Modular Technologies, Inc., as a defendant in a lawsuit brought by the Lemelson Medical, Education & Research Foundation. The lawsuit alleges that Solectron has infringed certain of the plaintiff's patents relating to machine vision and bar code technology. We believe we have meritorious defenses to these allegations and do not expect that this litigation will result in a material impact on its financial condition or results of operations. In the semiconductor, computer, telecommunications and networking industries, companies receive notices from time to time alleging infringement of patents, copyrights, or other intellectual property rights, and litigation sometimes arises out of such notices. For example, in January of this year, SMART filed a lawsuit seeking to have declared invalid, and/or not infringed, three patents purportedly applicable to industry standard memory products, including those manufactured by SMART and the other manufacturers of these industry standard memory products. The owner of these patents brought a cross-complaint alleging patent infringement against SMART, and has also brought suit against several other memory product manufacturers alleging infringement of the three patents. We believe that SMART's memory products do not infringe any valid claims of any of the three patents at issue. Moreover, we have been and may from time to time continue to be notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other third parties. The current litigation or any other litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. In the future, third parties may assert infringement claims against us or our customers. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy and costly and could harm our financial condition.

FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS.

       As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. Although we have never sustained any significant loss as a result of non-compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF OUR CONTROL.

       Our stock price could fluctuate due to the following factors, among others:

       - Announcements of operating results and business conditions by our customers;

       - Announcements by our competitors relating to new customers or technological innovation or new services;

       - Economic developments in the electronics industry as a whole;

       - Political and economic developments in countries in which we have operations; and

       - General market conditions.

FAILURE TO RETAIN KEY PERSONNEL AND SKILLED ASSOCIATES COULD HURT OUR
OPERATIONS.

       Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract and retain senior managers and skilled associates. Failure to do so could harm our operations.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE.

       Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Solectron. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.

                                USE OF PROCEEDS

       The net proceeds from this offering are expected to be approximately
$          million ($          million if the underwriters' over-allotment
option is exercised in full) after deduction of estimated underwriting discounts and commissions and the estimated expenses of the offering. We expect to receive
approximately $       million in net proceeds from the concurrent sale of
$1,800,000,000 aggregate principal amount at maturity of our LYONs ($ million if the underwriter's over-allotment option is exercised in full) after deduction of estimated underwriting discounts and commissions and the estimated expenses of the offering. The net proceeds will be used to fund the further expansion of our business and for:

       - strategic acquisitions, including approximately $2.4 billion to fund the pending acquisition of NEL and the tender offer for its outstanding debt,

       - additional working capital,

       - capital expenditures, and

       - general corporate purposes.

       Pending the application of the net proceeds, we expect to invest the net proceeds from the sale of the common stock and the LYONs in short-term interest-bearing securities. While we currently expect to use the proceeds as set forth above, in the event the pending acquisition of NEL is not consummated or we are only successful in acquiring less than 90 percent of NEL's shares in the tender offer, the remaining proceeds may be used for other strategic acquisitions, additional working capital and capital expenditures and for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

       Our common stock is listed on the New York Stock Exchange under the symbol "SLR." The following table shows the high and low per share sale prices of our common stock as reported by the New York Stock Exchange for the periods indicated. The stock prices set forth below are adjusted to reflect each of the two-for-one stock splits effected on February 24, 1999 and March 8, 2000.

                                                                  HIGH              LOW
                                                                  ----              ---
Fiscal Year Ended August 31, 1999
  First Quarter.............................................      $17 11/32        $ 9 45/64
  Second Quarter............................................       23 9/16          16 1/4
  Third Quarter.............................................       28 15/16         20 1/4
  Fourth Quarter............................................       39 15/32         26 1/8
Fiscal Year Ended August 31, 2000
  First Quarter.............................................      $45              $33 1/16
  Second Quarter............................................       49               30 9/32
  Third Quarter.............................................       49 1/2           28 1/4
  Fourth Quarter............................................       48 5/16          33 15/16
Fiscal Year Ending August 31, 2001
  First Quarter (through November 1, 2000)..................      $52 5/8          $39 1/4

       The last reported sale price of our common stock on the New York Stock Exchange as of a recent date is set forth on the cover page of this prospectus supplement.

                                DIVIDEND POLICY

       We have never paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

                           CONCURRENT LYONS OFFERING

       Concurrently with our offering of common stock, we are offering by means of a separate prospectus $1,800,000,000 aggregate principal amount at maturity of our LYONs. The completion of the LYONs offering is not a condition to the completion of this offering.

                                 CAPITALIZATION

       The following table sets forth our unaudited capitalization as of May 31, 2000, (1) on a historical basis, (2) as adjusted to give effect to the issuance of common stock offered hereby, and (3) as adjusted to give effect to the concurrent offering of LYONs, net of our estimated offering expenses and underwriting discounts. You should read this table together with our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement or in the prospectus or incorporated by reference into this prospectus supplement or the prospectus.

                                                                             MAY 31, 2000
                                                              ------------------------------------------
                                                                                            AS ADJUSTED
                                                                                              FOR THIS
                                                                                 AS         OFFERING AND
                                                                              ADJUSTED       CONCURRENT
                                                                              FOR THIS         LYONS
                                                                ACTUAL       OFFERING(1)    OFFERING(2)
                                                              -----------    -----------    ------------
                                                                   (IN MILLIONS, EXCEPT SHARE DATA)
Short-term debt.............................................   $   57.8       $   57.8        $   57.8
Long-term liabilities:
  LYONs offered concurrently................................         --             --
  7 3/8% Senior Notes due 2006..............................      149.8          149.8           149.8
  Zero-Coupon Liquid Yield Option(TM) Notes due 2019........      790.7          790.7           790.7
  Zero-Coupon Liquid Yield Option(TM) Notes due 2020........    2,334.3        2,334.3         2,334.3
  Other long-term liabilities(3)............................       38.0           38.0            38.0
                                                               --------       --------        --------
    Total long-term liabilities.............................    3,312.8        3,312.8
Stockholders' equity:
  Preferred Stock, 1,200,000 shares authorized; none issued
    and outstanding.........................................         --             --              --
  Common Stock, 800,000,000 shares authorized; 600,980,987
    shares issued and outstanding;            issued and
    outstanding as adjusted for this offering;
    shares issued and outstanding as adjusted for this
    offering and the concurrent LYONs offering(4)...........         .6
Additional paid-in capital..................................    2,221.5
Retained earnings...........................................    1,485.7        1,485.7         1,485.7
Accumulated other comprehensive income......................     (123.2)        (123.2)         (123.2)
                                                               --------       --------        --------
  Total stockholders' equity................................    3,584.6
                                                               --------       --------        --------
    Total capitalization....................................   $6,955.2       $               $
                                                               ========       ========        ========

------------
(1) Assuming the exercise of the underwriters' over-allotment option in full, common stock, additional paid-in capital, total stockholders' equity and total capitalization at May 31, 2000, as adjusted, would have been $
    million, $       million, $       million and $       million, respectively.

(2) Assuming the exercise in the common stock offering of the underwriters' over-allotment option in full (assuming no exercise of the underwriter's over-allotment option in the LYONs offering), common stock, additional paid-in capital, total stockholders' equity and total capitalization at May
    31, 2000, as adjusted, would have been $       million, $       million,
    $       million and $       million, respectively.

(3) Does not reflect contingent liabilities under a first loss clause for a decline in market value of leased facilities totaling up to $170 million in the event we do not purchase the properties at the end of the lease terms. See Note D to our supplemental consolidated financial statements in our report on Form 8-K dated September 6, 2000.

(4) Outstanding common stock as of May 31, 2000 does not include (A) 59,763,200 shares of common stock available for issuance pursuant to Solectron's employee stock plans (B) 24,747,946 shares of common stock reserved for issuance upon conversion of the Zero-Coupon Liquid Yield Option Notes due 2019, (C) 49,631,873 shares of common stock reserved for issuance upon conversion of the Zero-Coupon Liquid Yield Option Notes due May 8, 2020, (D) 35,000,000 shares of common stock to be issued in this offering and (E)
              shares of common stock reserved for issuance upon conversion of the LYONs offered concurrently.

(TM) Trademark of Merrill Lynch & Co., Inc.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

       The following selected unaudited supplemental consolidated financial information of Solectron, combined with SMART, AMERICOM and Bluegum on a pooling of interests basis should be read in conjunction with the supplemental consolidated financial statements and the related notes included in our 8-K filed on September 6, 2000 and incorporated by reference herein.

                                                                                                            NINE MONTHS
                                                                    YEARS ENDED AUGUST 31,                     ENDED
                                                     ----------------------------------------------------     MAY 31,
                                                       1995       1996       1997       1998       1999        2000
                                                     --------   --------   --------   --------   --------   -----------
                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Net sales..........................................  $2,347.2   $3,231.8   $4,408.5   $6,102.2   $9,669.2    $9,401.3
Operating income...................................     144.0      213.6      303.2      368.6      516.1       461.2
Income before income taxes.........................     140.6      213.2      307.5      375.5      514.5       488.0
Net income.........................................      92.2      139.6      203.7      251.3      350.3       326.2
Basic net income per share(1)......................  $   0.25   $   0.31   $   0.42   $   0.49   $   0.65    $   0.54
Diluted net income per share(1)....................  $   0.22   $   0.30   $   0.40   $   0.47   $   0.61    $   0.52

                                                                       AS OF AUGUST 31,                        AS OF
                                                     ----------------------------------------------------     MAY 31,
                                                       1995       1996       1997       1998       1999        2000
                                                     --------   --------   --------   --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Net working capital................................  $  377.5   $  860.9   $1,137.5   $1,278.1   $3,162.7    $5,738.2
Total assets.......................................   1,034.4    1,627.9    2,209.9    2,843.7    5,420.5     9,221.4
Long-term debt.....................................      31.8      388.3      386.2      386.8      922.7     3,295.8
Stockholders' equity...............................     564.8      787.8    1,150.2    1,475.4    3,166.9     3,584.6

-------------------------

(1) All net income per share amounts have been adjusted to reflect the two-for-one stock splits through March 8, 2000.

       On April 11, 2000 we filed an 8-K to restate our financial statements to reflect the acquisition of SMART Modular Technologies, Inc. (SMART) which was accounted for as a pooling of interests. On September 6, 2000 we filed an 8-K to restate our financial statements to reflect the acquisitions of AMERICOM and Bluegum which were each accounted for as a pooling of interests. You should note that the financial information contained in our Quarterly Reports for the fiscal quarters ended February 29, 2000 and May 31, 2000 has not been restated to reflect the acquisitions of AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future. Also note that the financial information contained in our Quarterly Report for the quarter ended through November 30, 1999 has not been restated to reflect the acquisitions of SMART, AMERICOM and Bluegum and is therefore not comparable to the other financial information which is contained herein and which will be reported by us in the future.

                                    BUSINESS

OVERVIEW

       We provide electronics manufacturing services to original equipment manufacturers (OEMs) who design and sell networking equipment, mobile and land based telecommunications equipment, computing equipment, including workstations, notebooks, desktops and peripherals, and other electric equipment. These OEMs include Cisco Systems, Inc. (Cisco), Compaq Computer Corporation (Compaq), Ericsson Telecom AB (Ericsson), Hewlett-Packard Company (HP), International Business Machines Corporation (IBM) and Nortel Networks Limited (Nortel). These companies contract with us to build their products for them or to obtain other related services from us.

       We furnish integrated supply chain solutions that span the entire product life cycle -- from technology solutions, to manufacturing and operations, to global services. Our range of services includes:

       - Advanced building block design solutions;

       - Product design and manufacturing;

       - New product introduction management;

       - Materials purchasing and management;

       - Prototyping;

       - Printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment);

       - Systems assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality);

       - Distribution;

       - Product repair; and

       - Warranty services.

       Providing these services to our customers allows them to remain competitive by focusing on their core competencies of sales, marketing, and research and development. We have manufacturing facilities in the Americas, Europe and Asia/Pacific. This geographic presence gives our customers access to manufacturing services in the locations close to their expanding markets for faster product delivery.

INDUSTRY OVERVIEW

       We are well recognized for our printed circuit board (PCB) assembly business. We continue to lead in this industry and have grown into a global supply chain facilitator expanding our capabilities across the entire product cycle to include: product design, pre-production planning, New Product Introduction (NPI) management, manufacturing, distribution, and end-of-life product service and support. We are benefiting from increased worldwide market acceptance of, and reliance upon, the use of outsourcing manufacturing services by many electronics OEMs. We expect the trend towards outsourcing manufacturing to continue for many reasons including the following:

       Faster Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are facing increasingly shorter product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce the time to market by using our manufacturing expertise and infrastructure. OEMs can further reduce the time to market by partnering with us at the stages of product design and product improvement to expedite the transition into large volume of production in our manufacturing centers.

       Reduce Investment. As electronic products have become more technologically advanced and are shipped in greater unit volumes, the necessary investment required for internal product design, manufacturing, and end-of-life support services by OEMs has increased significantly for working capital, capital equipment, labor, systems and infrastructure. Solectron, a global supply chain facilitator, enables OEMs to gain access to our worldwide advanced technology facilities including NPI centers, manufacturing and depot repair facilities. As a result, OEMs can substantially reduce their overall resource requirements.

       Focus Resources. The electronics industry is experiencing greater levels of competition and more rapid technological change. Many OEMs increasingly are seeking to focus their resources on activities and technologies that add the greatest value. By offering comprehensive electronics assembly and related manufacturing services, we allow OEMs to focus on their own core competencies such as next-generation product development, sales and marketing.

       Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. OEMs are motivated to work with us to gain access to our expertise in interconnect, test and process technologies.

       Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using our volume procurement capabilities. In addition, our expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

       Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. With our worldwide capabilities, we offer OEMs a variety of manufacturing location options to better address their objectives, including cost containment, compliance with local content regulations, and the elimination of expensive freight costs, tariffs and time-consuming customs clearances.

STRATEGY

       Our goal is to offer our customers significant competitive advantages of electronics outsourcing, such as access to design and product improvement, advanced manufacturing technologies, reduced overall cost, faster product time to market, effective asset utilization, and refined end-of-life product support services. To achieve this goal, we emphasize the following key elements:

       Quality. We believe product quality is a critical success factor in the electronics manufacturing market. We strive to continuously improve our processes and have adopted a number of quality improvement and measurement techniques to monitor our performance. We have received numerous superior service and quality awards, including:

       - Malcolm Baldrige National Quality Award in 1991 and again in 1997;

       - Ranked No. 3 World's Best Performing Information Technology 100 Listing by Business Week in 1999;

       - One of the World's 100 Best Managed Companies named by Industry Week in 1999;

       - Massachusetts Quality Award in 1999;

       - North Carolina National Team Excellence Award in 1999;

       - North Carolina Charlotte-Mecklenburg Quality Award in 1999;

       - Arc of Washington State's Employer of the Year Award in 1999;

       - Mexico Jalisco State Quality Award in 1999;

       - Best Manufacturing Plant in North America Award from Industry Week in 1998 and 1999;

       - Washington State Quality Award of Merit in 1998; and

       - Other numerous awards from our customers.

       All of our manufacturing facilities are certified under ISO-9000 standards, which are international quality standards for design, manufacturing and distribution management systems.

       Partnerships. An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Our customer base consists of leaders in industry segments such as networking, telecommunications, workstations, personal computers, computer peripherals, instrumentation, semiconductor equipment and avionics. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with high potential for long-term business partnerships. Our goal is to deliver a total product life cycle solution to our customers. We offer OEMs NPI management, which includes design and layout, concurrent engineering, test development and prototype engineering. We continue the cycle to provide solutions in manufacturing and distribution including just-in-time delivery on low-to-medium volume turn-key, price-sensitive and high volume production, and projects that require more value-added services. Additionally, we serve OEMs that need end-of-life services such as product repair and warranty services.

       Turn-key Capabilities. Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life-cycles shorten, OEMs will increasingly contract for manufacturing on a turn-key basis as they seek to reduce their products' time-to-market, capital asset and inventory costs. A substantial portion of our revenue is from our turn-key business. We believe that our ability to manage and support large turn-key projects is a critical success factor. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turn-key projects generally increase an OEM's dependence, resulting in greater stability of our customer base and in closer working relationships. We also have been successful in establishing sole-source positions for certain products with many of our customers.

       Advanced Manufacturing Process Technology. We intend to continue to offer our customers the most advanced manufacturing process technologies, including surface mount technology (SMT) and ball-grid array (BGA) assembly as well as testing and emerging interconnect technologies. We have developed substantial SMT expertise including advanced, vision-based component placement equipment. We believe that the cost of SMT assembly facilities and the required technical capability to operate a high-yield SMT operation are significant competitive factors in the market for electronic assembly. We also have the capability to manufacture using tape-automated-bonding, chip-on-substrate and other more advanced manufacturing processes.

       Diverse Geographic Operations. An additional element of our strategy is to establish production facilities in areas of high customer density or where manufacturing efficiencies can be achieved. We currently have operations throughout the Americas, Europe and Asia/Pacific. We believe that our facilities in these diverse geographic locations enable us to better address our customers' requirements such as cost containment, compliance with local content regulations, and the elimination of expensive freight costs, tariffs and time-consuming customs clearances. We intend to expand our operations continually as necessary to serve our existing customers and to develop new business.

INTERNATIONAL MANUFACTURING CAPABILITY

       To achieve excellence in manufacturing, we combine advanced manufacturing technology, such as computer-aided manufacturing and testing, with manufacturing techniques including just-in-time manufacturing, total quality management, statistical process control and continuous flow manufacturing. Just-in-time manufacturing is a production technique to minimize work-in-process inventory and manufacturing cycle time while enabling Solectron to deliver products to customers in the quantities and time frame required. Total quality management is a management philosophy that seeks to impart high levels of quality in every operation of Solectron and is accomplished by setting quality objectives for every operation, tracking performance against those objectives, identifying work flow and policy changes required to achieve higher quality levels and a commitment by executive management to support changes required to deliver higher quality. Statistical process control is a set of analytical and problem-solving techniques based on statistics and process capability measurements through which we track process inputs and resulting quality and determine whether a process is operating within specified limits. The goal is to reduce variability in the process, as well as to eliminate deviations that contribute to quality below the acceptable range of each process performance standard.

       In order to successfully implement these management techniques, we have developed the ability to collect and utilize large amounts of data in a timely manner. We believe this ability is critical to a successful assembly operation and represents a significant competitive factor, especially in large turn-key projects. To manage this data, we use sophisticated computer systems for material resource planning, shop floor control, work-in-process tracking and statistical process control.

       To offer our customers the significant competitive advantage of electronics outsourcing, we have production facilities in areas of high customer density or where manufacturing efficiencies can be achieved. In the first nine months of fiscal 2000, approximately 43% of our sales were from operations outside of the United States. As a result of continuous customer demand overseas, we expect foreign sales to increase. During fiscal 2000, we have further expanded our global presence through acquisitions. Our foreign sales and operations are subject to risks of doing business abroad, including fluctuations in the value of currency, export duties, import controls and trade barriers (including quotas), restrictions on the transfer of funds, associate turnover, work stoppages, longer payment cycles, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws and, in certain parts of the world, political instability. While, to date, these factors have not materially affected our results of operations, we cannot assure that there will not be such an impact in the future.

AMERICAS

       Western United States. Our headquarters and largest manufacturing operations are located in Silicon Valley, principally in Milpitas, California, in the midst of one of the largest concentrations of OEM electronics manufacturers. With our recent acquisition of SMART Modular Technologies, Inc. (SMART) in Fremont, California, we extended our manufacturing capacity. SMART designs and manufactures memory modules and memory cards, embedded computers and I/O products. Our manufacturing facility in Everett, Washington helps to serve our customers in the Pacific Northwest.

       Southwestern United States. We believe our facility in Austin, Texas, is situated in a geographic region with strong growth of electronics OEMs that will allow us to better service our existing customers and to attract new ones.

       Eastern United States. Our manufacturing facility in Westborough, Massachusetts, near Boston, in the center of a geographic region with a large concentration of electronics OEMs, provides a full range of integrated solutions across the entire product life cycle from pre-production planning to manufacturing.

       Southeastern United States. We also have operations in Charlotte, North Carolina; Columbia, South Carolina; and Suwanee, Georgia. We believe these facilities allow us to better pursue new business opportunities with new and existing customers, in particular, because of Charlotte's status as a transportation hub and its relative proximity to major Southeastern United States electronics markets. Our facility in Suwanee, Georgia, serves as our East Coast center for medium- to low-complexity, medium to high-volume systems assembly for PC, server, workstation, telecommunication and networking equipment customers. This facility is part of our build-to-order systems division. We further expanded our manufacturing facilities by the acquisition of manufacturing assets of Nortel in North Carolina.

       Mexico. Our site in Guadalajara, Mexico, began providing a full range of PCB assembly and systems- build manufacturing services in the first quarter of fiscal 1998. This site offers our customers a low-cost, high-volume manufacturing center for PCB assembly, build-to-order and configure-to-order systems assembly for the Americas. Our manufacturing capacity in Mexico was expanded by the acquisition of manufacturing assets of Nortel in Monterrey, Mexico, in fiscal 2000.

       Brazil. Our site in Sao Paulo, Brazil, provides a full range of capabilities across the product life cycle, including systems-build capabilities, PCB and flex assembly, custom packaging and distribution services, primarily to multinational customers seeking access to the Latin American market. This manufacturing facility in Brazil was recently expanded as a result of the acquisition of IBM Corporation's manufacturing operations in Sao Paulo, Brazil.

       Puerto Rico. We recently established a manufacturing facility in Aguadilla, Puerto Rico, through the acquisition of Alcatel's manufacturing business. This site will provide our customers with a full range of manufacturing services and high-volume PCB assembly.

EUROPE

       We have manufacturing operations in Bordeaux, France; Herrenberg, Germany; Dublin, Ireland; Timisoara, Romania; and Dunfermline, Scotland. Each of these sites provides a full range of manufacturing capabilities to a multinational customer base. In addition, each site is developing an area of specific expertise to offer to all customers. The France and German sites offer low-volume, high-mix manufacturing services. The Romania site serves as our full-service, high-volume, low-cost manufacturing hub for our rapidly growing European customer base. The Scotland site specializes in building PCB assemblies, subassemblies and systems for multinational customers in the European market.

       During fiscal 2000, our manufacturing capacity in Europe was expanded to Cwmcarn, Wales; Pont de Buis and Douarnenez, France; Longuenesse, France; Ostersund, Sweden; and Monkstown, Northern Ireland, through the acquisition of Nortel's manufacturing assets and of Ericsson's manufacturing assets of telecommunications infrastructure equipment operations. We expanded our presence in Scotland through an asset acquisition of IBM's Netfinity server operations in Greenock, Scotland.

ASIA/PACIFIC AND OTHER

       Our Southeast Asia manufacturing operations are located in Penang and Johor, Malaysia. The operations in Southeast Asia were established to better serve the needs of OEMs requiring price-sensitive, high-volume production capabilities and to provide more efficient manufacturing services to customers in Southeast Asia. These facilities currently provide electronics assembly, materials management and other services to customers in Malaysia, Singapore, Japan, the United States and other locations. Our facility in Suzhou, China, opened in fiscal 1997. This facility currently provides a full range of low-cost high volume manufacturing services.

       During fiscal 2000, we expanded our manufacturing presence in Penang, Malaysia, and established a site in Bangalore, India through the acquisition of SMART. Our Australian site was established through the acquisition of the Bluegum Group (Bluegum). We will offer our customers manufacturing and systems assembly capabilities in Liverpool, New South Wales; Wangaratta and Melbourne, Victoria; and program offices in Sydney and North Melbourne, Australia.

NEW PRODUCT INTRODUCTION CENTERS

       We have NPI centers in the United States, Brazil, Puerto Rico, France, Sweden, Germany, Northern Ireland, Scotland, Malaysia, Japan, Singapore and Australia. These NPI centers offer a full range of electronics product development services, including design and layout, concurrent engineering, test development and prototype engineering. We believe our NPI services will shorten our customers' product development cycles by offering full design and development services to complement our customers' in-house capabilities. We partner with our customers as early as possible in the new product development process to optimize their products' design for volume manufacturing.

       Our NPI centers in Milpitas, California; Westborough, Massachusetts; and Suwanee, Georgia specialize in design consultation, prototyping, and NPI management services. Our subsidiary, Fine Pitch in San Jose, California provides extensive prototype services for electronics OEMs, further enhancing our ability to address the needs of design teams who require almost immediate availability of highly complex prototype assemblies. Another subsidiary, Force Computers, Inc.(Force) in San Jose, California specializes in system design, board design and system integration for open, scalable system and board-level embedded computer platforms for the communications, industrial and command and control markets. Through the acquisition of SMART, we gained design centers and infrastructure by integrating SMART into the technology solutions business unit with Force in Fremont, California.

       Our site in Sao Paulo, Brazil and our newly established site in Aguadilla, Puerto Rico through the acquisition of Alcatel's manufacturing business, also offer NPI management and engineering services.

       As part of the Nortel and Ericsson manufacturing asset acquisitions, NPI centers were established in Cwmcarn, Wales; Pont de Buis and Douarnenez, France; Longuenesse, France; Ostersund, Sweden and Monkstown, Northern Ireland. We provide prototyping and NPI management services in these locations. To support the IBM design team as part of the acquisition of manufacturing assets of IBM's Netfinity server operations, we established a new full-service NPI center in Port Glasgow, Scotland.

       Our Product Introduction center just outside of Tokyo, Japan, provides a complete range of electronics pre-manufacturing services, including design and layout, testing capabilities, prototype development, and concurrent and component engineering.

       We will establish new NPI centers in Singapore and in Liverpool, Wangaratta and Melbourne, Australia, through our recent acquisition of Bluegum.

GLOBAL SERVICES

       We offer a full range of integrated solutions from the time the product is designed until it is removed from the market. These services include product repair, upgrades, remanufacturing and maintenance through factory and fast-hub service centers located around the world; help-desk support through customer call centers for end-users; logistics and parts management; returns processing; warehousing; engineering change management; and end-of-life manufacturing. These services give our customers improved speed from the service pipeline by us taking direct receipt responsibility for returns from the end user and making sure that various buffer stock and inventory mechanisms are established. These services also minimize shipping costs and time by handling repairs at our various international locations. In addition, our data collection system can provide invaluable information to analyze product design reliability. As a result, the OEMs can focus their efforts on developing next-generation products.

       We have global service sites in the United States, Canada, Mexico, France, Northern Ireland, Brazil, Sweden, United Kingdom and Japan. Our service capacity was strengthened through the acquisition of Sequel, in San Jose, California; and Memphis, Tennessee. The Memphis hub offers integrated call management, remote failure diagnostics, air express dispatch, systems repair, component level repair, configuration and upgrades, returns processing and administration, refurbishment and redistribution services. We further expanded our service capacity in wireless handset repair and refurbishment and outsourcing technical customer support services in Los Angeles, California; Louisville, Kentucky; Baltimore, Maryland; and Dallas, Texas, through the acquisition of AMERICOM Wireless Services, Inc. (AMERICOM) in fiscal 2000.

       We recently established a repair service site in Vaughan, Canada, by acquiring repair operations of IBM's NULOGIX Technical Services. NULOGIX provides a complete range of technology repair, remanufacturing and refurbishment services for a large variety of electronics products. As a result of this transaction, we are now able to provide the Canadian market a full range of value-added support service solutions. These services include: product repair, upgrades, remanufacturing and maintenance through factory and fast-hub service centers located around the world; help-desk support through customer call-in centers for end-users; logistics and parts management; returns processing; warehousing; engineering change management and end-of-life manufacturing.

       As part of our acquisition of Nortel and Ericsson manufacturing assets, global service sites were established in Calgary, Canada; Research Triangle Park, North Carolina; Monterrey, Mexico; Cwmcarn, Wales; Pont de Buis and Douarnenez, France; Longuenesse, France; Ostersund, Sweden; and Monkstown, Northern Ireland.

ELECTRONICS ASSEMBLY AND OTHER SERVICES

       Our electronics assembly activities consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turn-key basis, directly procuring some or all of the components necessary for production and on a consignment basis, where the OEM customer supplies all or some components for assembly.

       In conjunction with our assembly activities, we also provide computer-aided testing of printed circuit boards, sub-systems and systems, which contributes significantly to our ability to consistently deliver high-quality products. We have developed specific strategies and routines to test board and system-level assemblies. In-circuit tests verify that all components have been properly inserted and that the electrical circuits are complete. Functional tests determine if the board or system assembly is performing to customer specifications. We either design and procure test fixtures and develop our own test software, or we utilize our customers' test fixtures and test software. In addition, we provide environmental stress tests of the board or system assembly.

       We provide turn-key manufacturing management to meet our customers' requirements, including procurement and materials management and consultation on board design and manufacturability. Individual customers may select various services from among our full range of turn-key capabilities.

       Procurement and materials management consists of the planning, purchasing, expediting, warehousing, preparing and financing of the components and materials required to assemble a printed circuit board or electronic system. OEMs have increasingly used electronic manufacturing specialists like Solectron to purchase all or some components directly from component manufacturers or distributors and to finance and warehouse the components.

       Another service we provide to our customers is assisting in evaluating board designs for manufacturability. We evaluate the board design for ease and quality of manufacture and, when appropriate, recommend design changes to reduce manufacturing costs or lead times or to increase the quality of finished assemblies. Board design services consist of the engineering and design associated with the arrangement and interconnection of specified components on printed circuit boards to achieve an OEM's desired level of functionality.

       We also offer Application Specific Integrated Circuit (ASIC) design services. Our ASIC product design services include the embedded computer, memory modules and memory cards, and I/O products.

SALES AND MARKETING

       Our sales and marketing are integrated processes involving direct salespersons and project managers, as well as our senior executives. Our sales resources are directed at multiple management and staff levels within targeted accounts. We also use independent sales representatives in certain geographic areas. We receive unsolicited inquiries resulting from advertising and public relations activities, as well as referrals from current customers. These opportunities are evaluated against our customer selection criteria and are assigned to direct salespersons or independent sales representatives, as appropriate. Historically, we have had substantial recurring sales from existing customers.

       Approximately 98.5% of our net sales during the nine months ended May 31, 2000 were derived from customers that were also customers during fiscal 1999. Although we seek to diversify our customer base, a small number of customers currently are responsible for a significant portion of our net sales.

       Our top ten customers accounted for 71% of net sales in the first three quarters of fiscal 2000, 74% of net sales in fiscal 1999, and 68% of net sales in fiscal 1998. Several customers each accounted for more than 10% of net sales during these years. Cisco and Ericsson accounted for 12% and 11% of net sales, respectively, in the nine-month period of fiscal 2000. Compaq and Cisco represented 12% and 11% of net sales, respectively, in fiscal 1999. HP and Cisco accounted for 11% and 10% of net sales, respectively, in fiscal 1998. No other individual customer accounted for more than 10% of our net sales in any of these years.

COMPETITION

       The electronic manufacturing services industry comprises a large number of companies, several of which have achieved substantial market share. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. We compete with different companies depending on the type of service or geographic area. Certain competitors may have greater manufacturing, financial, research and development and marketing resources than Solectron. We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price. We may be at a competitive disadvantage as to price, compared with manufacturers with lower cost structures, particularly manufacturers with facilities where labor costs are lower.

ASSOCIATES

       As of May 31, 2000, we employed 52,025 associates worldwide, including 13,903 temporary associates. Our international operations employed 28,915 associates.

PATENTS AND TRADEMARKS

       We have a number of United States patents related to the process and equipment used in our surface mount technology. Our subsidiary SMART Modular Technologies Inc. holds one patent related to memory module technology. Another subsidiary, Force, holds a number of patents related to Versa Module Eurocard
(VME) technology. In addition, as part of our recent acquisition of IBM-ECAT's manufacturing assets, we have access to a number of IBM patents and license rights. We also have registered trademarks in the United States and many countries throughout the world. These patents and trademarks are considered valuable to us.

       Although we do not believe that our trademarks, manufacturing process, SMART's and Force's technology or the IBM patents and license rights to which we have access infringe on the intellectual property rights of third parties, we cannot assure that third parties will not assert infringement claims against us in the future. If such an assertion were to be made, it may become necessary or useful for us to enter into licensing arrangements or to resolve such an issue through litigation. However, we cannot assure that such license rights would be available to us on commercially acceptable terms or that any such litigation would be resolved favorably. Additionally, such litigation could be lengthy and costly and could materially harm our financial condition regardless of the outcome of such litigation.

       On June 23, 1999, Solectron was served, along with 87 other companies including SMART, as a defendant in a lawsuit brought by the Lemelson Medical, Education & Research Foundation. The lawsuit alleges that Solectron infringed certain of the plaintiff's patents relating to machine vision and barcode technology. Solectron believes it has meritorious defenses to these allegations and does not expect that this litigation will result in a material impact on its financial position or results of operations.

                                  UNDERWRITING

       Subject to the terms and conditions set forth in the underwriting agreement among our company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..................................
Chase Securities Inc........................................
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
Salomon Smith Barney Inc. ..................................
Thomas Weisel Partners LLC..................................
                                                              ----------
              Total.........................................  35,000,000
                                                              ==========

       In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the shares of common stock being sold under the terms of the underwriting agreement if any of the shares of common stock are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased.

       We have agreed to indemnify the underwriters against some types of liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify their offers and to reject orders in whole or in part.

       Sales of the common stock made outside the United States will be made through non-U.S. broker-dealer affiliates of the underwriters.

NO SALES OF SIMILAR SECURITIES

       We and our executive officers have agreed not to directly or indirectly, without the prior written consent of Merrill Lynch on behalf of the underwriters, for a period of 90 days and 45 days, respectively, after the date of this prospectus supplement:

       - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, or file a registration statement under the Securities Act relating to any shares of our common stock; or

       - enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such
price less a concession not in excess of $     per share of common stock. The
underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of common stock to certain other dealers. After the initial offering, the public offering price, concession and discount may change.

       The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

                                           PER SHARE    WITHOUT OPTION    WITH OPTION
                                           ---------    --------------    -----------
Public offering price....................      $              $                $
Underwriting discount....................      $              $                $
Proceeds, before expenses, to
  Solectron..............................      $              $                $

       The expenses of the offering, exclusive of the underwriting discount, are estimated at $700,000 and are payable by us.

OVER-ALLOTMENT OPTION

       We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 5,250,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to its initial amount reflected in the above table.

NEW YORK STOCK EXCHANGE LISTING

       Our common stock is listed on the New York Stock Exchange under the symbol "SLR."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

       Until the distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, Merrill Lynch is permitted to engage in particular types of transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

       If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus supplement, Merrill Lynch may reduce that short position by purchasing our common stock in the open market. Merrill Lynch may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

       Merrill Lynch may also impose a penalty bid on underwriters and selling group members. This means that if Merrill Lynch purchases shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

       Neither we nor any of the underwriters makes any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price or our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

       Due to the fact that one of the underwriters was organized within the last three years, we are providing you with the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 148 completed transactions, and has acted as a syndicate member in an additional 130 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

OTHER RELATIONSHIPS

       Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in investment banking or other transactions with us, for which they have received customary compensation. Bank of America, N.A., an affiliate of Banc of America Securities LLC, serves as sole lead arranger and syndication agent under our $100 million revolving credit facility.

                                 LEGAL MATTERS

       Certain legal matters relating to the validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Latham & Watkins, Los Angeles, California.

PROSPECTUS

                                 $5,000,000,000

                             SOLECTRON CORPORATION

                      BY THIS PROSPECTUS, WE MAY OFFER --

                                  Common Stock
                                Preferred Stock
                                Debt Securities

            SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.

       Our common stock is listed on the New York Stock Exchange under the symbol "SLR." On April 13, 2000, the last reported sale price of our common stock on the New York Stock Exchange was $40.00 per share.

                           -------------------------

       We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                           -------------------------

       This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                           -------------------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated April 14, 2000

                                    SUMMARY

       This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

SOLECTRON CORPORATION

       Solectron provides electronics manufacturing services to original equipment manufacturers who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals, telecommunications equipment or other electronic equipment, including Cisco Systems, Inc., Compaq Computer Corporation, Ericsson Telecom AB, International Business Machines Corporation, Nortel Networks Corporation and Hewlett Packard Company (HP). These companies contract with Solectron to build their products for them or to obtain other related services from Solectron.

       We furnish integrated supply chain solutions that span the entire product life cycle, inclusive technology, manufacturing and services. Our range of services includes:

       - advanced building block design solutions,

       - product design,

       - new product introduction management,

       - materials purchasing and management,

       - prototyping,

       - printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment),

       - systems assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality),

       - distribution,

       - product repair, and

       - warranty services.

       Our performance of these services allows our customers to remain competitive by focusing on their core competencies of sales, marketing and research and development. Solectron has manufacturing sites in the Americas, Europe and Asia, giving our customers access to manufacturing services in the regions where they sell products.

       We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500.

THE SECURITIES WE MAY OFFER

       We may offer up to $5,000,000,000 of any of the following securities either separately or in units: debt securities, preferred stock and common stock. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

DEBT SECURITIES

       We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same ranks as, or is expressly junior to the subordinated debt securities. We are a holding company. Accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the debt securities will be effectively subordinated to creditors of our subsidiaries.

       The senior and subordinated debt will be issued under separate indentures between Solectron and State Street Bank and Trust Company of California, N.A., as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures which are exhibits to our Registration Statement (No. 333-34494) and our recent annual report on Form 10-K, our quarterly reports on Form 10-Q for the fiscal quarters ended November 30, 1999 and February 29, 2000 and our current reports on Form 8-K filed December 9, 1999, April 4, 2000 and April 11, 2000. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

       - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

       - The indentures allow us to merge or to consolidate with another U.S. company or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. company, so long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

       - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely affect the right to convert or certain other matters, every holder in that series must consent.

       - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

EVENTS OF DEFAULT

       The following are the events of default under the indentures:

       - Principal not paid when due,

       - Sinking fund payment not made when due,

       - Failure to pay interest for 30 days,

       - Covenants not performed for 60 days after notice,

       - Bankruptcy, insolvency or reorganization, and

       - Any other event of default in the indenture.

REMEDY

       Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare principal immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

       The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured debt and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

       The subordinated debt securities will be subordinated to all senior indebtedness.

PREFERRED STOCK

       We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights, and other provisions at the time of sale.

COMMON STOCK

       Common stock holders are entitled to receive dividends declared by the Board of Directors, subject to rights of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

       The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

       - Annual Report on Form 10-K for the fiscal year ended August 31, 1999.

       - Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

       - Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2000.

       - Current Report on Form 8-K, filed December 9, 1999.

       - Current Report on Form 8-K, filed April 4, 2000.

       - Current Report on Form 8-K, filed April 11, 2000.

       - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 18, 1988, and any amendment or report filed for the purpose of updating such description.

       You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                Susan S. Wang
                Chief Financial Officer
                Solectron Corporation
                777 Gilbraltar Drive
                Milpitas, California 95035
                (408) 957-8500

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

       Before making an investment decision you should consider carefully the risks discussed in the following documents filed under the Exchange Act and in any subsequent filings under the Exchange Act:

       - the section of our Form 10-K for the fiscal year ended August 31, 1999, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trends and Uncertainties," which is incorporated in this document by reference;

       - the section of our Form 10-Q for the fiscal quarter ended November 30, 1999, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trends and Uncertainties," which is incorporated in this document by reference;

       - the section of our Form 10-Q for the fiscal quarter ended February 29, 2000, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trends and Uncertainties," which is incorporated in this document by reference;

       - the section of our Form 8-K, filed April 4, 2000 entitled "Risk Factors," which is incorporated in this document by reference; and

       - the section of our Form 8-K, filed April 11, 2000 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trends and Uncertainties," which is incorporated in this document by reference.

                                USE OF PROCEEDS

       Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we may invest the net proceeds in interest bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                       SIX MONTHS ENDED
                                         FISCAL YEAR ENDED AUGUST 31,            ----------------------------
                                  -------------------------------------------    FEBRUARY 28,    FEBRUARY 29,
                                  1995      1996     1997      1998     1999         1999            2000
                                  -----    ------    -----    ------    -----    ------------    ------------
Ratio of earnings to fixed
  charges.......................  9.51x    10.54x    9.93x    11.27x    9.02x       8.68x           9.23x

       These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. Fixed charges consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.

                       DESCRIPTION OF THE DEBT SECURITIES

       The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

       The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Solectron", "we", "us" or "our" refer only to Solectron Corporation and not to any of our subsidiaries.

GENERAL

       Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

       We are not limited as to the amount of debt securities we may issue under the indentures.

       The prospectus supplement will set forth:

       - whether the debt securities are senior or subordinated,

       - the offering price,

       - the title,

       - any limit on the aggregate principal amount,

       - the person who shall be entitled to receive interest, if other than the record holder on the record date,

       - the date the principal will be payable,

       - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

       - the place where payments may be made,

       - any mandatory or optional redemption provisions,

       - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

       - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

       - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

       - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

       - any defeasance provisions if different from those described below under "Satisfaction and Discharge -- Defeasance,"

       - any conversion or exchange provisions,

       - whether the debt securities will be issuable in the form of a global security,

       - any subordination provisions if different from those described below under "Subordinated Debt Securities,"

       - any deletions of, or changes or additions to, the events of default or covenants, and

       - any other specific terms of such debt securities.

       Unless otherwise specified in the prospectus supplement:

       - the debt securities will be registered debt securities, and

       - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

       Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

       Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

       We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

       In the event of any potential redemption of debt securities of any series, we will not be required to:

       - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

       - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

       We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

       The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

       - be registered in the name of a depositary that we will identify in a prospectus supplement,

       - be deposited with the depositary or nominee or custodian, and

       - bear any required legends.

       No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

       - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

       - an event of default is continuing, or

       - any other circumstances described in a prospectus supplement.

       As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security:

       - will not be entitled to have the debt securities registered in their names,

       - will not be entitled to physical delivery of certificated debt securities, and

       - will not be considered to be holders of those debt securities under the indenture.

       Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

       Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

       Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

       Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

       The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

       We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

       All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

       - 10 business days prior to the date the money would be turned over to the state, or

       - at the end of two years after such payment was due

will be repaid to us. Thereafter, the holder may look only to Solectron for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

       We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

       - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

       - the successor assumes Solectron's obligations on the debt securities and under the indentures,

       - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

       - certain other conditions are met.

EVENTS OF DEFAULT

       Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

       (1) failure to pay principal of or any premium on any debt security of that series when due,

       (2) failure to pay any interest on any debt security of that series for 30 days when due,

       (3) failure to deposit any sinking fund payment when due,

       (4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

       (5) our bankruptcy, insolvency or reorganization, and

       (6) any other event of default specified in the prospectus supplement.

       An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

       If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

       If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

       After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

       Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

       A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

       (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

       (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

       (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

       Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

       We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

       Solectron and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

       However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

       - change the stated maturity of any debt security,

       - reduce the principal, premium, if any, or interest on any debt security,

       - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

       - change the place of payment or the currency in which any debt security is payable,

       - impair the right to enforce any payment after the stated maturity or redemption date,

       - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders,

       - adversely affect the right to convert any debt security, or

       - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

       We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

       Each indenture contains a provision that permits us to elect:

       - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

       - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

                (1) the limitations on sale and leaseback transactions under the senior indenture,

                (2) the limitations on secured debt under the senior indenture,

                (3) the subordination provisions under the subordinated
                    indenture, and

                (4) covenants as to payment of taxes and maintenance of
                    properties.

       To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

       If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

       Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

       The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

REGARDING THE TRUSTEE

       The indentures limit the right of the trustee, should it become a creditor of Solectron, to obtain payment of claims or secure its claims.

       The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SENIOR DEBT SECURITIES

       The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated senior debt.

     Covenants in the Senior Indenture

       Limitations on Liens. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the sum of the following amounts would not exceed 10% of our consolidated net tangible assets:

       - the total amount of all secured debt that the senior debt securities are not secured equally and ratably with, and

       - the attributable debt in respect of sale and leaseback transactions entered into after the date of the issuance of the debt securities.

       We do include in the above calculation any sale and leaseback transactions described under clause (2) of "Limitation on Sale and Leaseback Transactions" below or any sale and leaseback transactions of principal property in which we or our restricted subsidiary would be able to incur secured debt on the principal property in an amount at least equal to the attributable debt with respect to mortgages permitted under the definition of secured debt.

       Limitations on Sale and Lease-back Transactions. Neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

       (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

       (2) an amount equal to the greater of the following amounts is applied 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

                (a) the net proceeds from the sale,

                (b) the fair market value of the property at the time of the sale, or

                (c) the attributable debt with respect to the sale and leaseback transaction.

     Definitions

       "attributable debt" with regard to a sale and leaseback transaction means the lesser of:

       (1) the fair market value of such property as determined in good faith by our board of directors, or

       (2) discounted present value of all net rentals under the lease.

       "consolidated net tangible assets" means the total amount of assets, less reserves and other deductible items, after deducting:

                - all current liabilities,

                - all current maturities of debt having more than a 12 month maturity,

                - all capital lease obligations,

                - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, other than capitalized unamortized product development costs, and

                - adjustments on account of minority interests of other persons holding stock of our subsidiaries.

       "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

       "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 1% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

       "restricted subsidiary" means any subsidiary that owns any principal property. "Restricted subsidiary" does not include:

       - any subsidiary primarily engaged in financing receivables or in the finance business, or

       - any of our less than 80% owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or over the counter.

       "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:

       - mortgages on property, shares of stock or indebtedness or other assets of a corporation at the time it becomes a restricted subsidiary,

       - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by Solectron or a restricted subsidiary (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 180 days after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of commercial operation of the property,

       - mortgages to secure indebtedness owing to Solectron or to a restricted subsidiary,

       - mortgages existing at the date of the senior indenture,

       - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,

       - mortgages on property at the time of a sale or lease of the properties of a person as an entirety or substantially as an entirety to us or a restricted subsidiary,

       - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States, or

       - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

       The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all senior indebtedness, including any senior debt securities.

       Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of all senior indebtedness.

       In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash of all senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment or distribution.

       We are required to promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

       We may also not make payment on the subordinated debt securities if:

       - a default in the payment of designated senior indebtedness occurs and is continuing, or

       - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

       We may and shall resume payments on the subordinated debt securities:

       - in case of a payment default, when the default is cured or waived, and

       - in case of a nonpayment default, the earlier of when the default is cured or waived or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior indebtedness has not been accelerated.

       No new payment blockage period may start unless:

       - 365 days have elapsed from the effectiveness of the prior payment blockage notice, and

       - all scheduled payments on the subordinated debt securities have been paid in full.

       No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

       As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

       If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior indebtedness is paid in full, then such payment will be held in trust for the holders of senior indebtedness.

       Senior debt securities will constitute senior indebtedness under the subordinated indenture.

     Definitions

       "designated senior indebtedness" means our existing credit agreement and off-balance sheet real estate leases and any of our other senior indebtedness that expressly provides that it is "designated senior indebtedness."

       "indebtedness" means:

       (1) all of our indebtedness, obligations and other liabilities for:

                - borrowed money, including our obligations in respect of
                  overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

                - evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets or to only a portion of the assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

       (2) all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances,

       (3) all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

       (4) all of our obligations and other liabilities under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

       (5) all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

       (6) all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

       (7) any of our indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us, and

       (8) any and all deferrals or amendments of the kind described in clauses
           (1) through (7).

       "senior indebtedness" means the principal of, premium, if any, interest including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts on our indebtedness, including all deferrals or renewals. Senior indebtedness shall not include:

       - any indebtedness that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or "junior" to the subordinated debt securities or

       - indebtedness to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

       Senior indebtedness does include our previously issued 7 3/8% Senior Notes due 2006 and the Liquid Yield Option Notes (Zero Coupon-Senior) due 2019.

       "subsidiary" means:

       - any corporation of which more than 66 2/3% is owned by us or by one or more or our other subsidiaries, and

       - any partnership of which more than 66 2/3% of the equity capital or profit interest is owned by us or by one or more of our other subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock consists of 801,200,000 shares. Those shares consist of (1) 800,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of March 31, 2000, there were approximately 596,213,808 shares of common stock issued and outstanding.

COMMON STOCK

       Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

       All outstanding shares of common stock are fully paid and nonassessable.

       Our common stock is listed on the New York Stock Exchange under the symbol "SLR." The transfer agent and registrar for the common stock is Boston Equiserve Limited Partnership.

PREFERRED STOCK

       The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

       As of March 31, 2000, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

       - designations, powers, preferences, privileges,

       - relative participating, optional or special rights, and

       - the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

       Any or all of these rights may be greater than the rights of the common stock.

       The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

       The prospectus supplement will specify:

       - the maximum number of shares,

       - the designation of the shares,

       - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

       - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

       - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Solectron's affairs,

       - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

       - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

       - the voting rights, and

       - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

       Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.

       Each global certificate will:

       - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

       - be deposited with such depositary or nominee or a custodian for the depositary, and

       - will bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

DELAWARE GENERAL CORPORATION LAW SECTION 203

       We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with an "interested stockholder" for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

       The Section 203 restrictions do not apply if:

       (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status,

       (2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the "voting stock") that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares

                - owned by directors who are also officers of the target
                  corporation, or

                - held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer, or

       (3) if on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

       Generally, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result,
Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

                              PLAN OF DISTRIBUTION

       We may sell the securities separately or together:

       - through one or more underwriters or dealers in a public offering and sale by them,

       - directly to investors, or

       - through agents.

       We may describe the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

       - at market prices prevailing at the times of sale,

       - at prices related to such prevailing market prices, or

       - at negotiated prices.

       We will describe the method of distribution of the securities in the prospectus supplement.

       Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

       We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

       All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

       Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

       The validity of the issuance of Solectron's Securities offered by this prospectus will be passed upon for Solectron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

       The consolidated financial statements and schedules of Solectron Corporation as of August 31, 1999 and 1998, and for each of the years in the three-year period ended August 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

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                               35,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

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                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.
                                   CHASE H&Q
                           CREDIT SUISSE FIRST BOSTON
                         BANC OF AMERICA SECURITIES LLC
                              SALOMON SMITH BARNEY
                           THOMAS WEISEL PARTNERS LLC

                               NOVEMBER   , 2000

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